Exhibit 99.1

ENTELLUS MEDICAL ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

INCREASES FULL YEAR REVENUE GUIDANCE

PLYMOUTH, MN. (November 5, 2015) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients, today reported its financial results for the quarter ended September 30, 2015.

Recent Highlights and Accomplishments

•	Revenues of $14.8 million in the third quarter of 2015, an increase of 27% versus the third quarter of 2014

•	Achieved balanced revenue growth across ENT offices and OR’s – In-Office revenues represented 58% of total XprESS product revenue in the third quarter

•	Further broadened the Company’s product offerings to aid the growth of office-based sinus procedures

•	Commercially launched MiniFESSTM Surgical Instruments and FocESSTM Sinuscopes, comprising a total of 11 new products designed to expand the number of patients who can benefit from office-based sinus surgery

•	Announced distribution agreement with Fiagon NA Corporation, a manufacturer of the latest generation in innovative surgical navigation systems uniquely suited for the office environment

•	Over 500 physicians at the American Academy of Otolaryngology (AAO) annual meeting participated in Entellus training and educational events designed to help physicians transition to innovative office-based procedures

•	Treated 100,000 patients worldwide using its XprESS Multi-Sinus Dilation System since the launch of the first XprESS product in February 2010

•	Named Jeff Kogl as Vice President of Business Development and Strategy reporting directly to Entellus Medical’s President and CEO, Robert White

“Entellus Medical delivered another strong quarter of revenue growth as we continue to enhance our offerings and sales leadership in the office setting,” said Robert White, President and Chief Executive Officer of Entellus Medical. “We are pleased to see robust adoption and growing interest for our XprESS product platform which was underscored by the swell of enthusiasm we received at the recent AAO Annual Meeting in Dallas. We believe the positive validation from our physician partners affirms our clinical, economic and strategic value within the ENT space, and we look forward to continuing to drive the trend toward in-office procedures.”

Third Quarter 2015 Financial Results

Revenue for the third quarter increased 27% to $14.8 million from $11.7 million during the same period of the prior year. The growth in revenue was primarily attributable to strong market adoption of our XprESS family of products in both operating room and physician office-based accounts, international sales and new products.

Gross margin for the third quarter of 2015 decreased to 76.8%, compared to 78.6% for the same period in 2014. Operating expenses for the third quarter of 2015 were $16.9 million, an increase of 58% compared to $10.7 million for the same period of the prior year. Gross margin was impacted by product mix, including Fiagon products as well as geographical mix. Operating expenses in the third quarter were higher than projected due to the launch of the Fiagon products, accelerated product development and marketing expenses which pulled expenses that were planned for Q4 to instead occur in the 3rd quarter, and higher sales commissions associated with the strong revenue performance.

Net loss for the three months ended September 30, 2015 was $6.1 million, or $0.32 per diluted share, compared with net loss of $2.0 million, or $1.36 per diluted share, for the three months ended September 30, 2014.

Entellus Medical ended the third quarter of 2015 with $73.9 million in cash, cash equivalents and short-term investments.

2015 Financial Outlook

Entellus Medical expects full year 2015 revenue will be in a range of $60.5 million to $61.5 million, representing growth of 24% to 26% annually, and that gross margin will be in a range of 76.5% to 77.5% for 2015. This compares to the Company’s previous revenue expectation for 2015 of $58.5 million to $61.0 million, previous growth expectations of 20% to 25% annually, and previous gross margin expectations for 2015 of 77% to 78%. The Company expects operating expenses to be in a range of $62.1 million to $63.1 million, including estimated charges for stock-based compensation expenses of $2.6 million to $2.7 million. This compares to the Company’s previous operating expense expectation for 2015 of $59 million to $62 million, and previous stock-based compensation expenses of $2.5 million to $2.7 million. Full year 2015 net loss is now expected to be in a range of $17.2 million to $19.3 million, or a net loss of $0.99 to $1.12 per share. This compares to the Company’s previous expectations for net loss in a range of $14.0 million to $19.0 million, or a net loss of $0.80 to $1.10 per share. This expected net loss per share assumes approximately 17.2 million to 17.4 million weighted average shares outstanding for the year.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 50165626. To listen to a live webcast, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

A replay of the call will be available beginning November 5, 2015 at 4:30pm PT/7:30pm ET through midnight on November 6, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 50165626. The webcast will also be available on the Entellus website for one month following the completion of the call.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis patients. The Entellus Medical platform of products provides physicians with solutions to aid in the diagnosis and treatment of patients suffering from chronic sinusitis. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are the only devices proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery (“FESS”). Patients treated with Entellus Medical’s products in this trial in the ENT physician’s office also experienced faster recovery, less bleeding at discharge, less use of prescription pain medication and fewer post-procedure debridements than patients receiving FESS. In addition to its XprESS line of products, Entellus Medical has recently introduced additional products designed to aid in the diagnosis, treatment and post-operative care of patients suffering from chronic sinusitis.

Entellus Medical currently markets its products in the United States, Europe and Canada and sells its products through a direct sales force in the United States and the United Kingdom. For more information, please visit the Company’s website at www.entellusmedical.com.

Forward-Looking Statements:

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current expectations of Entellus Medical’s management and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, adoption by ENT physicians of the Company’s MiniFESS family of products and FocESS Sinuscopes, the benefits the Company expects to achieve as a result of the collaboration with Fiagon and the integration of the Company’s product portfolio and the Fiagon Image Guidance Systems. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”), and in its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue	$14,804	$11,691	$43,497	$34,364
Cost of goods sold	3,431	2,501	9,728	7,515

Gross profit	11,373	9,190	33,769	26,849
Gross margin	76.8%	78.6%	77.6%	78.1%

Operating expenses:
Selling and marketing	12,308	8,391	32,010	24,276
Research and development	1,392	972	4,000	3,135
General and administrative	3,230	1,386	9,120	3,767

Total operating expenses	16,930	10,749	45,130	31,178

Loss from operations	(5,557)	(1,559)	(11,361)	(4,329)
Other income (expense), net	(514)	(474)	(1,926)	(1,412)

Net loss	$(6,071)	$(2,033)	$(13,287)	$(5,741)

Net loss per share, basic and diluted	$(0.32)	$(1.36)	$(0.80)	$(3.94)

Weighted average common shares used to compute net loss per share, basic and diluted	18,738	1,500	16,688	1,456

Entellus Medical, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current Assets
Cash & cash equivalents	$8,705	$3,484
Short-term investments	65,225	—
Accounts receivable, net	10,361	8,746
Inventories	3,277	2,439
Prepaid expenses and other current assets	1,498	883

Total current assets	89,066	15,552
Property and equipment, net	3,655	1,730
Other non-current assets	226	1,954

Total assets	$92,947	$19,236

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$3,418	$2,414
Preferred stock warrant liability	—	291
Accrued expenses	7,463	5,084
Current portion of long-term debt	4,102	—

Total current liabilities	14,983	7,789
Long-term liabilities
Long-term debt	15,898	20,000
Other non-current liabilities	484	247

Total liabilities	31,365	28,036
Convertible preferred stock	—	91,554
Total stockholders’ equity (deficit)	61,582	(100,354)

Total liabilities and stockholders’ equity (deficit)	$92,947	$19,236